Exhibit 8.1

August 11, 2026

Re:	Registration Statement on Form F-1 of
CL Workshop Group Limited

Ladies and Gentlemen:

We have acted as Peruvian legal counsel to CL Workshop Group Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”), including the prospectus forming a part thereof, filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, by the selling shareholders identified in the Registration Statement of (i) up to 98,400,000 Class A ordinary shares, par value US$0.001 per share, represented by up to 12,300,000 American depositary shares (“ADSs”), each ADS representing eight Class A ordinary shares, and (ii) up to 295,200,000 Class A ordinary shares represented by up to 36,900,000 ADSs issuable upon exercise of the warrants described in the Registration Statement (collectively, the “Resale Securities”).

We have examined the Registration Statement. In addition, we have examined and relied, as to matters of fact, upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination, we have assumed the accuracy and completeness of the factual matters described in the Registration Statement, except to the extent expressly addressed in this opinion, and that the Registration Statement and the other documents examined by us have been or will be duly executed and delivered in the forms reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the caption “Taxation in Peru”, to the extent that such statements constitute summaries of Peruvian tax law, constitute our opinion.

Av. Víctor Andrés Belaunde 147, Vía Principal 155, Edificio Real 3, Oficina 1101, San Isidro, Lima, Perú

www.lautamlaw.com

We express no opinion with respect to any law other than the laws of the Republic of Peru relating to taxation.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm under the captions “Taxation in Peru” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Lau-TÁm Abogados

By:	/s/ Lau-Tam Oyafuso
Alfredo Lau-Tam Oyafuso
Managing Partner

Av. Víctor Andrés Belaunde 147, Vía Principal 155, Edificio Real 3, Oficina 1101, San Isidro, Lima, Perú

www.lautamlaw.com